EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. NAMES THOMAS GRAUNKE AND MICHAEL WATTS TO BOARD OF DIRECTORS;
GEORGE E. BERKNER RETIRES FROM BOARD

Tempe, AZ – September 4, 2002 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that Thomas Graunke, age 36, and Michael L. Watts, age 54, have joined its Board of Directors. George E. Berkner, age 68, who has served on Mobile Mini’s Board since December 1993, has decided to step down to devote more time to philanthropic activities and personal interests. The Mobile Mini Board now has seven members, the majority of whom are outside directors.

Commenting, Steven G. Bunger, Chairman, President and CEO of Mobile Mini, stated, “George Berkner has been an important asset and contributor to our Board for nearly a decade, even before Mobile Mini was a public company. On behalf of my fellow directors, we thank George for sharing his business acumen with us and for the instrumental role he played in Mobile Mini’s growth and emergence as North America’s leading provider of portable storage solutions. We likewise welcome our two new directors, each of whom have outstanding credentials and records of accomplishment building their businesses into leaders within their respective industries. We now have a more independent and well-rounded Board.”

Mr. Graunke is CEO and President of KnowledgeNet, the fastest-growing company in the e-learning industry, with over 1,000 courses of synchronous and asynchronous content delivery solutions. Of the Fortune 50, 47 companies are KnowledgeNet customers, including blue-chip companies such as Cisco, EMC, GE, Lockheed Martin and Sun Microsystems. Winner of the Ernst & Young Entrepreneur of the Year® Award (2001), Mr. Graunke co-founded KnowledgeNet in 1998 and under his leadership, KnowledgeNet has received multiple awards for its technology and services, most notably, the Macromedia Award for Best Corporate Training, Brandon Hall of Fame Gold Award and AZSoft.Net’s Company of the Year. KnowledgeNet is privately owned and headquartered in Phoenix, AZ with $82 million in venture capital backing. Previous to founding KnowledgeNet, Mr. Graunke founded Mastering Computers, a highly profitable, publicly held IT training company that was purchased by Platinum Technology in 1998 for $225 million.

Michael Watts, also recipient of the Ernst & Young Entrepreneur of the Year® (1998) Award, has served as Chairman and CEO of Sunstate Equipment Company, LLC since he founded it in 1977. Headquartered in Phoenix, AZ, Sunstate Equipment is the 12th largest construction equipment rental company in the United States with 48 locations in eight states. Under his leadership, Sunstate has become a growing, successful and geographically expanding business by providing customers with the right tools and equipment, when and where they need it. From 1987 to 1998, Mr. Watts was Chairman of Trench Safety Equipment, a specialty rental company he founded, which was sold in 1998. He currently serves on the board and is co-owner of Water Movers, LLC, a rental company specializing in water moving products.

Mobile Mini, Inc. (www.mobilemini.com) is North America’s leading provider of portable storage solutions through its fleet of over 84,000 portable storage units and portable offices. The Company currently has 46 branches and operates in 26 states and one Canadian province. For two consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and the Fortune Magazine (Small Business) list of the 100 Fastest-Growing Publicly Held Small Businesses in America. Mobile Mini is included on the Russell 2000 and 3000 Indexes and the S&P Small Cap Index.

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INVESTOR RELATIONS COUNSEL:
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Linda Latman (212) 836-9609
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